.US Markets Trade Wallet Staking Buy Crypto in***@kronosati.co

Portfolio Balance

$0.07

-0.34% last 24h

Buy Crypto | Deposit | Withdraw

1W 1M 3M 6M 1Y ALL



May 24
May 25
May 26
May 28
May 29
May 30
May 31

Asset	Allocation	Balance	
USD US Dollar	61%	0.04	
BTC Bitcoin	31%	0.00000074 $0.02	•••
DOGE Dogecoin	8%	0.06989 $0.01	•••
MATIC Polygon	0%	0	•••

Show all Balances ›

Favorites

Pair	Coin	Price	24 Change	24 Volume

Open Orders

Looks like you don't have any open orders right now.

Trade